QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(C)

Offer to Purchase for Cash

All Outstanding Shares

of

Perdigão S.A.

by

Sadia S.A.

at R$27.88 Per Share

Pursuant to the Offer to Purchase dated July 18, 2006

The offer will expire at 5:00 p.m., New York City time, on August 31, 2006, unless extended. Upon the terms and subject to the conditions in the Offer to Purchase, Sadia will purchase the shares in an auction to be held on BOVESPA's electronic system. To tender shares in the offer you must participate in the auction, which requires that you register to do so no later than 5:00 p.m., New York City time, on the last business day prior to the date of the auction. The auction is expected to be held on the business day immediately following the 35th day following the date of announcement by Sadia of a Registration Commencement Notice, which shall be announced by press release after the disclosure by Perdigão's management of the Valuation Report required by Perdigão's bylaws (which is required to be disclosed by August 31, 2006). Withdrawal rights shall expire immediately prior to the start of the auction. Sadia intends to extend the offer until the last business day prior to the date of the auction.

        Persons that hold American Depositary Shares, or "ADSs" (as evidenced by American Depositary Receipts), representing shares of Perdigão may participate in the tender offer by surrendering their ADSs, withdrawing the underlying shares from the ADS program and participating directly in the tender offer like other holders of shares. Each ADS represents two shares of Perdigão.

July 18, 2006

To Our Clients:

        Enclosed for your consideration is the Offer to Purchase dated July 18, 2006, relating to the offer by Sadia, a corporation organized under the laws of the Federative Republic of Brazil, to purchase for cash all of the outstanding shares of Perdigão, a corporation organized under the laws of the Federative Republic of Brazil, including those shares represented by ADSs, at a price of R$27.88 per share, without interest. In accordance with regulations of the Securities and Exchange Commission of Brazil, or "CVM," Sadia is required to adjust the offer price and intends to do so by reference to the Wide National Consumer Price Index published by the Brazilian Geography and Statistics Institute, upon the terms and subject to the conditions set forth in the Offer to Purchase.

        We are (or our nominee is) the holder of record of Perdigão shares or ADSs representing Perdigão shares held by us for your account. A tender of your shares (including shares represented by ADSs) can be made only by us as the holder of record pursuant to your instructions. Accordingly, we request your instruction as to whether you wish to have us tender on your behalf any or all of your shares pursuant to the terms and conditions set forth in the Offer to Purchase.

        There is no separate tender offer being made in the United States to acquire ADSs. If you are a holder of ADSs (each ADS representing two common shares of Perdigão) and you instruct us to tender the shares underlying your ADS, we will have to, on your behalf, obtain the shares underlying your ADSs, transfer those shares to an account at the Brazilian Clearing and Depositary Corporation (the

Brazilian clearing and settlement agency) and have a Brazilian broker tender the shares in the auction. We are not able to estimate how long it will take The Bank of New York to process the withdrawal request. Please notify us well in advance to ensure we have adequate time to tender your shares.

        If you are a holder of Perdigão shares and you instruct us to tender your shares, we will have to comply with registration procedures on your behalf. These procedures may be time consuming. Please notify us well in advance to ensure we have adequate time to tender your shares.

        The tender offer is conditioned upon, among other things, a majority of all outstanding shares of Perdigão being tendered. Section 5.2 of the Notice of Tender Offer attached as Schedule 1 to the Offer to Purchase sets forth the conditions to the tender offer.

        If you wish to have us tender any or all of your shares (including shares represented by ADSs) held by us for your account, please so instruct by completing, executing, detaching and returning to us the Instruction Form set forth herein. If you authorize the tender of your shares, all such shares will be tendered unless otherwise specified below. An envelope to return your completed Instruction Form is also enclosed. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf.

        Very truly yours,

Instruction Form

        The undersigned acknowledges receipt of your letter enclosing the Offer to Purchase dated July 18, 2006 in connection with the offer by Sadia, a corporation organized under the laws of the Federative Republic of Brazil, to purchase for cash all of the outstanding shares of Perdigão S.A., a corporation organized under the laws of the Federative Republic of Brazil, including those shares represented by American Depositary Shares ("ADSs") representing common shares of Perdigão (as evidenced by American Depositary Receipts), at a price of R$27.88 per share, without interest. In accordance with regulations of the Securities and Exchange Commission of Brazil, or "CVM," Sadia is required to adjust the offer price and intends to do so by reference to the Wide National Consumer Price Index published by the Brazilian Geography and Statistics Institute, upon the terms and subject to the conditions set forth in the Offer to Purchase.

        This will instruct you to tender the number of shares or shares underlying ADSs (each ADS representing two shares of Perdigão) indicated below (or if no number is indicated below, all shares and ADSs of Perdigão) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Dated: , 2006	Number of Perdigão Shares to be Tendered*
Number of Perdigão Shares Underlying ADSs to be Tendered*
Signature(s)
Please Print Name(s)
Address(es)
Area Code and Tel. No.
Employer Identification or Social Security No.

*UNLESS OTHERWISE INDICATED IT WILL BE ASSUMED THAT ALL OF YOUR PERDIGÃO SHARES AND ALL OF YOUR PERDIGÃO SHARES UNDERLYING ADSs ARE TO BE TENDERED.

QuickLinks

Instruction Form